Exhibit 99.1

NEOSE TECHNOLOGIES, INC.
102 Witmer Road, Horsham, PA 19044 215.315.9000 fax: 215.315.9100
email: info@neose.com www.neose.com

Neose and BioGeneriX Announce Research, Co-Development and Marketing
Agreement for GlycoPEGylated™ Next Generation Protein

April 20 2004, Horsham, PA and Mannheim, Germany. Neose Technologies, Inc. (Nasdaq NM: NTEC) and BioGeneriX AG, a company of the ratiopharm Group, today announced that they have signed an agreement to use Neose’s proprietary GlycoPEGylation™ technology to develop a long-acting, next-generation version of granulocyte colony stimulating factor (G-CSF). G-CSF is a protein used to promote the production of infection-fighting white blood cells.

Under the agreement, Neose and BioGeneriX will pursue development and commercialization of a next-generation G-CSF. The parties will share preclinical expenses, and BioGeneriX will fund the entire clinical development program. If Neose and BioGeneriX proceed to commercialization, Neose will have commercial rights in the U.S., Canada, Mexico and Japan. BioGeneriX will have commercial rights in Europe and rest of world. Each company will receive royalties on product sales in the other company’s territory, and Neose is receiving an upfront fee.

“We are pleased to be working with Neose on this project to develop a long-acting, next-generation product,” said Elmar Schäfer, BioGeneriX’s chief executive officer. “Neose is committed to the development of next-generation proteins, and their GlycoPEGylation technology offers a unique approach to accessing this opportunity.”

“This is an important collaboration for Neose,” said C. Boyd Clarke, Neose’s president, chief executive officer and chairman. “It is our first co-development partnership for one of our proprietary protein candidates. BioGeneriX has emerged as a leader in the field of ‘follow-on’ biologics, and is now undertaking an investment in the development of clinically improved, next-generation proteins. This agreement allows Neose to access a supply of G-CSF, share the risks of development and yet retain commercial rights in key territories.”

About BioGeneriX

BioGeneriX was founded in June 2000 by one of Europe’s leading generic drug companies to develop biopharmaceutical drugs with known modes of action and established drug markets. With its internal resources and a large network of strategic partners and service providers, BioGeneriX develops a high-quality biotech portfolio for marketing and distribution by its parent company and global partners. For more information, visit its website at www.biogenerix.com.

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About the ratiopharm Group

ratiopharm is Europe’s leading generics producer and in its home country Germany the top selling and most commonly prescribed pharmaceutical brand. The company produces high quality medicines and sells them at low prices. By doing so, it contributes to cost containment in the healthcare sector. With over 700 medicines, available exclusively from pharmacies, it has one of the widest product ranges in the business. ratiopharm sells 322 million pack units every year, meeting the needs of virtually all areas of medicine, from allergies to circulation problems and from gastroenteritis to toothaches. Founded in 1974, ratiopharm is now bringing its business model and experience to international markets. It is already active in 24 countries. In addition to sales revenues of 680 million Euros in Germany (including oncology unit), the company’s world-wide operations currently generate sales of 421 million Euros. For more information, visit its website at www.ratiopharm.de.

About Neose

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics using its proprietary technologies. By applying its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing improved versions of currently marketed therapeutics with proven efficacy. These next-generation proteins are expected to offer significant advantages over first-generation drugs that are now on the market, such as less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose expects to enter into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

About GlycoPEGylation™

Neose’s GlycoPEGylation technology can extend and customize protein half-life by uniquely linking various size PEG (polyethylene glycol) polymers to glycans that are remote from the protein’s active site, thereby preserving activity. Proteins that have not benefited from traditional chemical pegylation may benefit from GlycoPEGylatIon.

Conference Call/Webcast

A conference call and webcast will be held for the investment community this afternoon at 5:00 p.m. EDT to discuss this transaction and provide an update on all corporate objectives. The dial-in number for domestic callers is 800-289-0493. The dial-in number for international callers is 913-981-5510. A replay of the call will be available for 7 days beginning approximately four hours after the call’s conclusion. The replay number for domestic callers is 888-203-1112 using the passcode 441772. The replay number for international callers is 719-457-0820, also using the passcode 441772. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://www.firstcallevents.com/service/ajwz404941058gf12.html

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To listen to the webcast live, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

CONTACTS:

Neose Technologies, Inc.	BioGeneriX AG
Robert I. Kriebel	Federico Pollano
Sr. Vice President	Head of Business Development
and Chief Financial Officer	49-621-875 56 17
Barbara Krauter
Manager, Investor Relations
(215) 315-9000
E-mail: info@neose.com

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2003, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.